For Immediate Release:
November 24, 2003


                        HARVEY ELECTRONICS, INC. REPORTS

   SALES INCREASES FOR THE FOURTH QUARTER AND YEAR ENDED NOVEMBER 1, 2003 AND

     ANNOUNCES THE SUCCESSFUL CLOSING OF A NEW $7.5 MILLION CREDIT FACILITY


Lyndhurst, NJ - On November 24, 2003, Harvey Electronics, Inc. ("Harvey Electronics", "Harvey" or the "Company". NASDAQ SmallCap Market symbol: "HRVE") announced sales increases for the fourth quarter and fiscal year ended November 1, 2003. The Company also announced a refinancing of its previous credit line with a new $7.5 million revolving credit facility.

For the year ended November 1, 2003, net sales (after the effect of a reclassification in sales, recorded in the fourth quarter, as described in more detail below), aggregated $42.4 million, an increase of $1.1 million or approximately 2.7% from last year. It is important to note that the Company's fiscal year for 2003 includes fifty-three weeks and that the first quarter of fiscal 2003 included fourteen weeks as compared to thirteen weeks for the same quarter last year. Comparable store sales for the fiscal year (again after the effect of a reclassification in sales), increased approximately $242,000 or less than one percent, from the same period last year.

For the fourth quarter of fiscal 2003, net sales and comparable store sales (again after the effect of a reclassification in sales), approximated $9.2 million, an increase of $267,000 or approximately 3% from the same quarter last year.

The Company sells extended warranty contracts through a third-party provider. Prior to the fourth quarter of fiscal 2003, the Company recorded the gross amount billed to a customer as revenue and the cost of such contract as cost of sales. In the fourth quarter of fiscal 2003, the Company began to record only the net profit on warranty sales as revenue in accordance with Emerging Issues Task Force 99-19, "Reporting Revenue Gross as a Principal Versus Net an Agent." In prior periods, related amounts were not considered material. As a result, sales and cost of sales were reduced by $571,000, in the fourth quarter of fiscal 2003; to record warranty sales for the twelve-month period. Additionally, sales and cost of sales were reduced by $180,000 in the fourth quarter of fiscal 2002, for comparison purposes.

Mr. Franklin Karp, President of Harvey Electronics stated, "Harvey's overall and comparable store sales results were very gratifying, especially in light of the reported declines by other reporting consumer electronics specialty retailers. Demand for our world-class products and custom installation services continued to be strong in the fourth quarter. Digital video products, home theater systems and related custom installation and accessories, continue to drive our business."

Mr. Karp concluded, "We expect our gross profit margin to remain strong for the year and for our fourth quarter. Our marketing efforts have been significant for fiscal 2003 and will continue unabated for the holiday shopping season. We anticipate that the Company will report a profit for fiscal 2003."

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                                                              November 24, 2003

Mr. Joseph Calabrese, Chief Financial Officer stated, "We are pleased to announce the successful refinancing of our credit facility. The new five year credit facility has been increased from $7.0 million to $7.5 million, with Whitehall Retail Finance, a division of Whitehall Business Credit Corporation, a subsidiary of Connecticut-based Webster Bank. We believe Harvey will enjoy reduced fees and increased availability under the new facility. Further, this new credit facility will be classified as long-term rather than short-term on our balance sheet, enhancing our working capital ratio."

Mr. Calabrese continued, "Harvey plans to utilize the new credit facility for working capital purposes and limited strategic retail store expansion."

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend",
"anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

Harvey Electronics is the leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of nine locations; seven Harvey showrooms and two Bang & Olufsen showrooms. There are two Harvey locations in Manhattan and five suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island and our newest Harvey store opened in Eatontown, New Jersey. The Bang & Olufsen branded stores are located in Union Square on 927 Broadway at 21st Street, in Manhattan and in Greenwich, Connecticut at 86 Greenwich Avenue.

Audio/Video International, a well-respected trade publication, has named Harvey Electronics a national "Top ten retailer of the year", four years in a row.

Please visit a Harvey showroom or one of our Bang & Olufsen branded stores. Ask about our Trade-In and Trade-Up Program and turn your old ordinary audio components into cash, to be used towards the extraordinary products you have always wanted. Experience a Harvey home theater, including a plasma flat screen or high-definition television (HDTV), DVD player and superior audio components controlled by one, easy to operate, remote control and presented in beautifully designed home vignettes, also featuring the finest in audio/video furniture. Also, please inquire about Harvey's custom installation services.

                                     -more-




                                                                  Press Release
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                                                              November 24, 2003



For more information and showroom locations, visit our new website at www.harveyonline.com. For information about Harvey product offerings on eBay, visit www.ebay.com. Search by seller and enter the user ID as harveyelectronics to view all Harvey product offerings.


CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1907, Fax: (212) 709-1952
         Email: mer@skycapitalholdings.com
o        Franklin C. Karp, President, or,
         Joseph J. Calabrese, Executive Vice President & CFO
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0660

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